Exhibit 23 .1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-13509, No. 333-13511, No. 333-100263, No. 333-136984, No. 333-184334, No. 333-184335, No. 333-184336, and No. 333-212065) and on Form S-3 (No. 333-212064) of Universal Stainless & Alloy Products, Inc. of our report dated February 22, 2017, relating to the consolidated financial statements of Universal Stainless & Alloy Products, Inc. as of December 31, 2016 and 2015 and for each of the years in the three-year period ended December 31, 2016 and consolidated financial statement schedule listed in Item 15(2) and the effectiveness of internal control over financial reporting as of December 31, 2016, which appears in this Form 10-K.

/s/ Schneider Downs & Co., Inc.
Schneider Downs & Co., Inc.
Pittsburgh, Pennsylvania
February 22, 2017